EXHIBIT 99.23(h)(2)

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of October 17, 2007 and effective retroactively to February 2, 2007 by and between PFPC Inc., a Massachusetts corporation ( “PFPC”), and THE ROXBURY FUNDS, a Delaware statutory trust (the “Fund”) .

W I T N E S S E T H :

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain PFPC to provide administration and accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.             Definitions.  As used in this Agreement:

(a)                                  “1933 Act” means the Securities Act of 1933, as amended.

(b)                                 “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)                                  “Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Directors or Trustees to give Oral Instructions and Written Instructions on behalf of the Fund.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)                             “Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.  PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)                                  “SEC” means the Securities and Exchange Commission.

(f)                                    “Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(g)                                 “Shares” means the shares of beneficial interest of any series or class of the Fund.

(h)                                 “Standard of Care” means the responsibility of PFPC to fulfill its obligations under this Agreement without willful misfeasance, bad faith, negligence or reckless disregard of its duties.

(i)                                     “Written Instructions” mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.                                      Appointment.  The Fund hereby appoints PFPC to provide administration and accounting services to each of the Portfolios, in accordance with the terms set forth in this Agreement.  PFPC accepts such appointment and agrees to furnish such services. PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto.

3.                                      Compliance with Rules and Regulations.

PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder.  Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or other entity.

4.                                      Instructions.

(a)                                  Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)                                 PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement.  PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or Trustees or of the Fund’s shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)                                  The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

5.             Right to Receive Advice.

(a)                                  Advice of the Fund.  If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)                                 Advice of Counsel.  If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PFPC, at the option of PFPC).

(c)                                  Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel.   PFPC shall provide the Fund with prior written notice of its intention to follow advice of counsel that is materially inconsistent with Oral Instructions or Written Instructions.  PFPC shall further provide the Fund with a copy of such advice of counsel.

(d)                                 Protection of PFPC.  PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or

Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions.  Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.             Records; Visits.

(a)                                  The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund.  Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations.  The Fund and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund’s expense.

(b)                                 PFPC shall keep the following records:

(i)                                     all books and records with respect to each Portfolio’s books of account;

(ii)                                  records of each Portfolio’s securities transactions; and

(iii)                             all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

7.                                      Confidentiality.   Each party shall keep confidential any information relating to the other party’s business ( “Confidential Information”).  Confidential Information shall include (i)

any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (iv) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (i) is already known to the receiving party at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party; (vii) is Fund information provided by PFPC in connection with an independent third party compliance or other review; (viii) is necessary or desirable for PFPC to release such information in connection with the provision of services under this Agreement; or (ix) has been or is independently developed or obtained by the receiving party.

8.                                      Liaison with Accountants.  PFPC shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio.  PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

9.                                      PFPC System.  PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

10.                               Disaster Recovery.  PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.  PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.                               Compensation.

(a)                                  As compensation for services rendered by PFPC during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC. Subject to payment of filing fees to PFPC in advance, PFPC will remit to the respective jurisdictions the requisite blue sky filing fees for the shares of the relevant Portfolios(s) (or classes thereof), and any fees for qualifying or continuing the qualification of any Portfolio(s) (or classes thereof).

(b)                                 The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12.                               Standard of Care/Limitation of Liability.

(a)                                  Subject to the terms of this Section 12, PFPC shall be liable to the Fund (or any     person or entity claiming through the Fund) for damages only to the extent caused by PFPC’s failure to meet its Standard of Care.

(b)                             PFPC’s liability to the Fund and any person or entity claiming through the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever

(including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) shall not exceed the lesser of (i) the fees received by PFPC for services provided hereunder during the twenty four (24) months immediately prior to the date of such Loss or (ii) $2,000,000.

(c)                                  PFPC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(d)                                 PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.  PFPC shall not be liable for any damages that are caused by actions or omissions taken by PFPC in accordance with Written Instructions or advice of counsel.  PFPC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission, except to the extent PFPC provided services to the Fund prior to the effective date of this Agreement.

(e)                                  Neither PFPC nor its affiliates shall be liable for any consequential, incidental,   exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC or its affiliates.

(f)                                    Neither party may assert a cause of action against the other party or any of its affiliates for any alleged cause of action relating to this Agreement more than the later of 12 months after such cause of action arose or 12 months after the actual discovery of such alleged breach.

(g)                                 Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h)                                 This Section 12 shall survive termination of this Agreement.

13.                               Indemnification.

(a)                                  Absent PFPC’s failure to meet its Standard of Care, the Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (i) any action or omission to act by any prior service provider of the Fund, except to the extent PFPC provided services to the Fund prior to the effective date of this Agreement; and (ii) any action taken or omitted to be taken by PFPC in connection with the provision of services to the Fund.

(b)                                 PFPC will indemnify, defend, and hold harmless the Fund and its officers, trustees, and employees, from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) to the extent arising directly out of PFPC’s failure to meet its Standard of Care.

(c)                                  Legal Action Against Indemnification Party.

(i)                                   Notice of the Action.  A party that seeks indemnification under this Section 13 must promptly give the other party notice of any legal action.  But a delay in notice does not relieve an indemnifying party of any liability to an indemnified party, except to the extent the indemnifying party shows that the delay prejudiced the defense of the action.

(ii)                                Participating in or Assuming the Defense.  The indemnifying party may participate in the defense at any time or it may assume the defense by obtaining consent of the indemnified party, which shall not be unreasonably withheld, delayed or conditioned, and the parties shall reasonably cooperate with each other.  After assuming the defense, the indemnifying party:

(1)  must select an attorney that is satisfactory to the other party;

(2)  shall permit the indemnified party to participate in settlement or defense through separate counsel chosen by the indemnified party (subject to the consent of the indemnifying party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the indemnifying party unless one of the following conditions shall exist: (x) the indemnifying party shall have failed to assume the defense of such claim or employ counsel reasonably satisfactory to the indemnified party, or (y) the defendants in any such action include both the indemnifying party and the indemnified party and the indemnified party has reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, or (z) there exists or will exist a conflict of interest between the indemnified party and the indemnifying party for the same counsel to represent both the indemnifying party and the indemnified party and;

(3)  must not compromise or settle the action (unless such compromise or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party of a release from all liability in respect to such action) without the other party’s consent (but the other party must not unreasonably withhold its consent); and

(4)  is not liable for any compromise or settlement made without its consent, so long as indemnifying party is contesting the indemnifiable claim in good faith.

(iii) Failing to Assume the Defense.  If the indemnifying party fails to participate in or assume the defense within 30 days after receiving notice of the action, the indemnifying party is bound by any determination made in the action or by any compromise or settlement made by the other party provided, however, that the indemnified party shall notify the indemnifying party of any compromise or settlement of any such indemnifiable claim.

(d)                                 The provisions of this Section 13 shall survive termination of this Agreement.

14.          Description of Accounting Services on a Continuous Basis.

PFPC will perform the following accounting services with respect to each Portfolio:

(i)                                     Journalize investment, capital share and income and expense activities;

(ii)                                  Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the “Adviser”) and transmit trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(iii)                               Maintain individual ledgers for investment securities;

(iv)                              Maintain historical tax lots for each security;

(v)                                 Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)                              Update the cash availability throughout the day as required by the Adviser;

(vii)                           Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)                        Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)                                Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(x)                                   Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)                                Calculate capital gains and losses;

(xii)                         Determine net income;

(xiii)                      Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio’s Investments;

(xiv)                       Transmit or mail a copy of the daily portfolio valuation to the Adviser;

(xv)                          Compute net asset value;

(xvi)                       As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

(xvii)                    Prepare a monthly financial statement, which will include the following items:

Schedule of Investments

Statement of Assets and Liabilities

Statement of Operations

Statement of Changes in Net Assets

Cash Statement

Schedule of Capital Gains and Losses.

15.          Description of Administration Services on a Continuous Basis.

PFPC will perform the following administration services with respect to each Portfolio:

(i)                                     Prepare quarterly broker security transactions summaries;

(ii)                                  Prepare monthly security transaction listings;

(iii)                             Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

(iv)                              Prepare for execution and file the Fund’s Federal and state tax returns;

(v)                                 Monitor each Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

(vi)                              Prepare the Fund’s annual and semi-annual shareholder reports, and prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX (with the Fund providing the voting records in the format required by PFPC);

(vii)                         Prepare and coordinate the filing of annual Post-Effective Amendments to the Fund’s Registration Statement (other than adding a new Portfolio or class); prepare and file (or coordinate the filing of) (i) annual and semi-annual reports on

Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

(viii)                      Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund’s Board of Directors or Trustees;

(ix)                              Coordinate the filing of the Fund’s fidelity bond with the SEC;

(x)                                 Draft notices, agendas and resolutions for quarterly board meetings and draft actions by written consent of the Board;

(xi)                              Coordinate the preparation, assembly and mailing of board materials for quarterly board meetings;

(xii)                          Attend quarterly board meetings and draft minutes thereof;

(xiii)                       Maintain a regulatory calendar for the Fund listing various SEC filing and board approval deadlines;

(xiv)                       Maintain the Fund’s contract files;

(xv)                          Provide compliance policies and procedures related to services provided by PFPC and, if mutually agreed, certain PFPC affiliates, summary procedures thereof and an annual certification letter;

(xvi)                       Monitor the Fund’s compliance with the amounts and conditions of each state blue sky qualification;

(xvii)                  In connection with blue sky filings, the Fund hereby grants PFPC a limited power of attorney on behalf of the Fund to sign all blue sky filings and other related documents in order to effect such filings. The Fund will provide PFPC a listing of all jurisdictions in which each Portfolio (and class thereof) is lawfully available for sale as of the date of this Agreement and in which the Fund desires PFPC to effect a blue sky filing; and

(xviii)               Provide sub-certifications, in a form to be determined by PFPC, to the Fund’s chief executive officer and chief financial officer in support of certain matters related to the work product prepared by PFPC and set forth in the Fund’s Form N-CSR and Form N-Q filings.

All regulatory services are subject to the review and approval of Fund counsel.

16.                               Duration and Termination.

(a)                                  This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the “Initial Term”).  Upon the expiration of the Initial Term, this Agreement will automatically renew for successive terms of one (1) year (the “Renewal Terms”). Either party may terminate this Agreement effective at the end of the Initial Term or any Renewal Term by providing written notice to the other party of its intent not to renew.  Notice of termination must be received not less than thirty (30) days prior to the expiration of the Initial Term or the then current Renewal Term, as applicable.

(b)                                 In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund.  This Section 16(b) shall survive termination of this Agreement.

(c)                                  If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

17.                               Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Fund in writing); (b) if to the Fund, to Michael Kromm, Roxbury Capital Management, LLC , 100 Wilshire Boulevard, Suite 1000, Santa Monica,CA 90401 with a copy to Michael P. Malloy, Esquire, Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, PA 19103-6996; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18.                               Data Repository and Analytics Suite.  PFPC shall provide to the Fund PFPC’s data repository and analytics suite services as set forth on Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time.  Persons who are Fund “ Authorized Users” and may access the data repository and analytics suite are set forth on Exhibit C attached hereto and made a part hereof, as such Exhibit C may be amended from time to time.

19.                               Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20.                               Assignment.  PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund thirty (30) days prior written notice of such assignment.

20.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.                               Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.                               Miscellaneous.

(a)                                  Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

(b)                         Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)                                  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof (including the interim administration and accounting services agreement between the parties),  provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

(d)                                 The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

(e)                                  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)                                    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)                                 The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h)                                 The Fund and PFPC agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets of the Fund or applicable Portfolio, as provided in the Fund’s agreement and declaration of trust.  The execution and delivery of this Agreement have been authorized by the Trustees of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by the Trustees nor such execution by such officer shall be deemed to have been made by them or any shareholder of the Fund individually or to impose any liability on any of them or any shareholder of the Fund personally, but shall bind only the assets and property of the Fund or applicable Portfolio as provided in the Fund’s agreement and declaration of trust.

(i)            To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:	/s/ Jay F. Nusblatt

Name:	Jay F. Nusblatt

Title:	Senior Vice President

THE ROXBURY FUNDS

By:	/s/ Michael Kromm

Name:	Michael Kromm

Title:	CCO, CLO & Treasurer

EXHIBIT A

THIS EXHIBIT A, dated as of October 17, 2007 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of October 17, 2007 between PFPC Inc. and The Roxbury Funds.

PORTFOLIOS

Roxbury Mid-Cap Fund

Roxbury Small-Cap Growth Fund

EXHIBIT B

Data Repository and Analytics Suite

1.              PFPC Services.

(a)                                  Provide Internet access to PFPC’s data repository and analytics suite at www.pfpcdatapath.com or other site operated by PFPC ( the “Site”) for Fund portfolio data otherwise supplied by PFPC to Fund service providers via other electronic and manual methods.  Types of information to be provided on the Site include: (i) data relating to portfolio securities (other than Compliance Reporting Services, as defined below), (ii) general ledger balances and (iii) net asset value -related data, including NAV and net asset, distribution and yield detail (collectively, the “Accounting Services”).  Types of information to be provided on the Site also include: data relating to portfolio securities relative to certain provisions of the Internal Revenue Code, securities laws or the Fund’s offering documents (collectively, the “Compliance Reporting Services”) (the Accounting Services and the Compliance Reporting Services are together referred to in Exhibits B and C as the “Services”).  The parties hereby agree that the Compliance Reporting Services are back-end reports only and that PFPC (i) makes no representation or warranty about the accuracy of the Compliance Reporting Services, or how complete such information is, at any time and (ii) shall have no liability whatsoever with respect to the accuracy or inaccuracy or complete or incomplete nature of the Compliance Reporting Services or reliance thereon by any party.

(b)                                 Supply each of the Authorized Persons specified on Exhibit C as permissible users of PFPC’s data repository and analytics suite (the “Users”) with a logon ID and Password;

(c)                                  Provide to Users access to the information listed in (a) above using standard inquiry tools and reports.  With respect to the Accounting Services, Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PFPC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources.  In addition, costs for developing custom reports or enhancements are not included in the fees set forth below and will be billed separately to the Fund.

(d)                                 Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

(e)                                  Monitor the telephone lines involved in providing the Services and inform the Fund promptly of any malfunctions or service interruptions.

2.              Duties of the Fund and the Users.

(a)                                  Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

(b)                                 Keep logon IDs and passwords confidential and notify PFPC immediately in the event that a logon ID or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

3.              Standard of Care; Limitations of Liability.

(a)                                  The Fund acknowledges that the Internet is an “open,” publicly accessible network and not under the control of any party. PFPC’s provision of Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others.  The Fund agrees that PFPC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of PFPC’s Standard of Care as defined in the Agreement.

(b)                                 Without limiting the generality of the foregoing or any other provisions of this Exhibit or the Agreement, PFPC shall not be liable for delays or failures to perform any of the Services or errors or loss of data occurring by reason of circumstances beyond such party’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrections, war, riots or failure of the mails, transportation, communication or power supply, functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices caused by any of the above, or laws or regulations imposed after the date of this Exhibit.

4.              Duration, Termination and Changes to Terms.

(a)                                  PFPC shall have the right at any time to provide notice of changes to the terms and fees described in this Agreement.  Such changes will become effective and bind the parties hereto after sixty (60) days from the date PFPC notifies the Fund of such changes, unless the Fund terminates this Agreement pursuant hereto or the parties agree otherwise at such time.

(b)                                 Either party may terminate this Exhibit upon sixty (60) days’ prior written notice to the other.  Any outstanding fees must be paid before this Agreement terminates, unless PFPC waives such requirement.

5.              Miscellaneous.   In the event of a conflict between specific terms of this Exhibit and the balance of the Agreement, this Exhibit shall control as to the Services.

EXHIBIT C

Data Repository and Analytics Suite Authorized Persons

The following individuals shall be Fund Authorized Persons to access PFPC’s data repository and analytics suite:

Name	Company or Firm	Signature